Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

Aurora Innovation, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.00001 per share	Other	180,772,231(2)	$4.70(7)	$ 849,629,485.70	$92.70 per $1,000,000	$78,760.65
Equity	Class A Common Stock, par value $0.00001 per share	Other	77,357,420(3)	$1.2144(8)	$ 93,942,850.85	$92.70 per $1,000,000	$ 8,708.50
Equity	Class A Common Stock, par value $0.00001 per share	Other	32,869,446(4)	$4.70(7)	$ 154,486,396.20	$92.70 per $1,000,000	$14,320.89
Equity	Class A Common Stock, par value $0.00001 per share	Other	963,625(5)	$0.2328(9)	$ 224,331.90	$92.70 per $1,000,000	$ 20.80
Equity	Class A Common Stock, par value $0.00001 per share	Other	797,290(6)	$0.13(10)	$ 103,647.70	$92.70 per $1,000,000	$ 9.61
	Total Offering Amounts				$1,098,386,712.35		$101,820.45
	Total Fee Offsets						—
	Net Fee Due						$101,820.45

(1)

On November 3, 2021 (the “Closing Date”), Aurora Innovation, Inc., a Delaware corporation (“Registrant”), f/k/a Reinvent Technology Partners Y (“RTPY”), consummated its previously announced merger pursuant to that certain Agreement and Plan of Merger, dated July 14, 2021 (the “Merger Agreement”), by and among RTPY, RTPY Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of RTPY (“Merger Sub”), and Aurora Innovation Holdings, Inc., a Delaware corporation, f/k/a Aurora Innovation, Inc. (“Legacy Aurora”). Pursuant to the terms of the Merger Agreement, a business combination between RTPY and Legacy Aurora was effected through the merger of Merger Sub with and into Legacy Aurora, with Legacy Aurora as the surviving company and as a wholly-owned subsidiary of the Registrant (together with the other transactions described in the Merger Agreement, the “merger”). On the Closing Date, the Registrant changed its name from “Reinvent Technology Partners Y” to “Aurora Innovation, Inc.”

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of the Registrant’s Class A common stock, par value $0.00001 per share (“Class A Common Stock”) that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”), the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”), the Registrant’s OURS Technology Inc. 2017 Stock Incentive Plan (the “OURS Plan”) and the Registrant’s Blackmore Sensors & Analytics, Inc. 2016 Equity Incentive Plan (the “Blackmore Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration or conversion of the Registrant’s Class A Common Stock that increases the number of outstanding shares of Class A Common Stock.

(2)

Represents 177,099,464 shares of Class A Common Stock reserved for issuance under the 2021 Plan as of the date of this Registration Statement plus 3,672,767 shares of Class A Common Stock available for issuance under the 2021 Plan pursuant to the forfeiture of 3,672,767 shares assumed in the merger that expired without being exercised or forfeited and became available for reissuance under the 2021 Plan. The number of shares of Class A Common Stock available for issuance under the 2021 Plan will be increased by any shares subject to assumed awards granted under the Blackmore Plan, the OURS Plan and 2017 Plan that will become available for issuance under the 2021 Plan to the extent on or after the Closing Date such awards expire or otherwise terminate without having been exercised in full, or are forfeited to or repurchased by the Registrant. As of the date hereof, no shares of Class A Common Stock are subject to options outstanding under the 2021 Plan. The maximum aggregate total number of shares that can be added to the 2021 Plan pursuant to assumed awards granted under the Blackmore Plan, the OURS Plan and 2017 Plan is 120,692,205. See footnotes 3, 4, 5 and 6 below.

(3)

Represents 77,357,420 shares of Class A Common Stock issuable upon the exercise of outstanding stock options granted under the 2017 Plan that were assumed by the Registrant. No additional awards will be granted under the 2017 Plan.

(4)

Represents 32,869,446 shares of Class A Common Stock that may be issued pursuant to the vesting and settlement of restricted stock units granted under the 2017 Plan that were assumed by the Registrant. No additional awards will be granted under the 2017 Plan.

(5)

Represents 963,625 shares of Class A Common Stock as of the date of this Registration Statement issuable upon the exercise of outstanding stock options granted under the OURS Plan that were assumed by the Registrant. No additional awards will be granted under the OURS Plan.

(6)

Represents 797,290 shares of Class A Common Stock as of the date of this Registration Statement issuable upon the exercise of outstanding stock options granted under the Blackmore Plan that were assumed by the Registrant. No additional awards will be granted under the Blackmore Plan.

(7)

Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $4.70, which is the average of the high and low prices of shares of Class A Common Stock on The Nasdaq Global Select Market on March 9, 2022 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission (the “SEC”)).

(8)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $1.2144 per share, the weighted-average exercise price of stock option awards outstanding under the 2017 Plan as of the date of this Registration Statement.

(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $0.2328 per share, the weighted-average exercise price of stock option awards outstanding under the OURS Plan as of the date of this Registration Statement.

(10)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $0.13 per share, the weighted-average exercise price of stock option awards outstanding under the Blackmore Plan as of the date of this Registration Statement.